                                                FILED PURSUANT TO RULE 424(b)(3)
                                                      REGISTRATION NO. 033-86894

                            IDS MANAGED FUTURES, L.P.

                        SUPPLEMENT DATED JANUARY 1, 2001
                                     TO THE
                         PROSPECTUS DATED APRIL 11, 2000

          This Supplement updates certain information in the IDS Managed Futures, L.P. Prospectus dated April 11, 2000 regarding the allocation of the Fund's assets between the Trading Advisors and certain information that the Commodity Futures Trading Commission requires to be updated every nine months. All capitalized terms used in this Supplement have the same meanings as in the Prospectus unless specified otherwise. Prospective investors should review the contents of both this Supplement and the Prospectus carefully before deciding whether to invest in the Fund.

          Exhibit I of this Supplement describes the reallocation of Fund assets between the Fund's Trading Advisors, John W. Henry & Company, Inc. ("JWH-Registered Trademark-") and Welton Investment Corporation ("Welton").
Exhibit I also includes a description of Welton's Alpha Portfolio, a third trading program the Fund began utilizing January 1, 2001. Exhibit II of this Supplement updates the Breakeven Table set forth on page 7 of the Prospectus as well as the references to the breakeven amount in the Prospectus. Exhibit II also updates the charges to the Fund, a description of which is set forth on pages 44 through 48 of the Prospectus, to reflect changes made to the Trading Advisors' management and incentive fees effective October 1, 2000 as well as the reduced brokerage commissions paid by the Fund for the account using the Alpha Portfolio. Exhibit III contains an updated version of the Fund's performance record set forth on page 15 of the Prospectus. In addition, Exhibit III updates the performance records of the trading programs used by JWH and Welton, including a performance record for Welton's Alpha Portfolio. Exhibit IV contains updated background information for the principals of the Fund's general partners - CIS Investments, Inc. ("CISI") and IDS Futures Corporation ("IDS Futures") - and Trading Advisors. Exhibit V contains an unaudited statement of financial condition at October 31, 2000 for CISI.

                           --------------------------

                 All information in the Prospectus is restated,
                     except as updated in this Supplement.

                           --------------------------

                 NEITHER THE SECURITIES AND EXCHANGE COMMISSION
                     NOR ANY STATE SECURITIES COMMISSION HAS
              APPROVED OR DISAPPROVED OF THESE SECURITIES OR PASSED
          UPON THE ACCURACY OR ADEQUACY OF THIS PROSPECTUS SUPPLEMENT.
            ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

                           --------------------------

                THE COMMODITY FUTURES TRADING COMMISSION HAS NOT
              PASSED UPON THE MERITS OF PARTICIPATING IN THIS POOL
               NOR HAS THE COMMISSION PASSED UPON THE ADEQUACY OR
                ACCURACY OF THIS DISCLOSURE DOCUMENT SUPPLEMENT.

                 CIS INVESTMENTS, INC. / IDS FUTURES CORPORATION
                               CO-GENERAL PARTNERS

                                    EXHIBIT I

REALLOCATION OF FUND ASSETS

          Effective January 1, 2001, the General Partners reallocated the Fund's assets 50% to JWH and 50% to Welton. From July 1997 through December 2000, the Fund allocated 65% of new subscription proceeds to JWH and the remaining 35% to Welton. Future subscription proceeds will be allocated 50% to JWH and 50% to Welton.

ADDITION OF WELTON'S ALPHA PORTFOLIO

          As of January 1, 2000, the Fund began utilizing a third trading program, Welton's Alpha Portfolio. A description of Welton's Alpha Portfolio is set forth below. Welton applied the Alpha Portfolio to a trading account equal in size to twice the Fund's Net Asset Value as of January 1, 2001. At the beginning of each month, the size of this trading account will be adjusted to equal twice the Fund's current Net Asset Value. By adding the Alpha Portfolio, a greater percentage of the Fund's assets are being committed as margin for trading, which increases the potential for trading gains and the risk of trading losses. Expanding the Partnership's trading to include the Alpha Portfolio will not add any fixed cost to the overall portfolio as Welton's sole compensation for this trading program will be a performance fee equal to 20% of the Trading Profits generated by this program.

          Set forth below is a description of Welton's investment products used by the Fund, which updates the information set forth on pages 4 and 39 of the Prospectus.

WELTON'S INVESTMENT PRODUCTS

          Welton offers products in two alternative investment style classes
- Managed Futures and Market Neutral - to institutional, fund, corporate, and qualified individual clients. Within each alternative investment style class are different categories of investment products.

          The Managed Futures class offers an investment product, the Diversified Portfolio, that utilizes diversified trading styles and quantitative investment models across the global futures, options and currency markets. It is designed to achieve attractive absolute rates of return with low correlation to the returns of traditional asset classes as well as other skill-based alternative investment strategies.

          The Market Neutral class offers an investment product, the Alpha Portfolio, that utilizes a narrower group of trading styles on a much more limited group of highly liquid global futures, options and currency markets. The Alpha Portfolio focuses upon trading styles with substantially lower dependence on correct directional positioning and the timing of those positions. The main goal of this investment product is to provide a source of significant, durable diversification to other skill-based alternative asset investments, managed futures allocations, and traditional asset allocations.

          For each account of the Fund traded pursuant to a Welton investment product, the General Partners expect that the assets committed to meet minimum exchange margin requirements for all positions will remain generally between 5% and 20% of the trading size of each account, but may, from time to time, be greater or less than this range. Cargill Investor Services, Inc. ("CIS"), the Fund's clearing broker, will use the Fund's assets allocated to Welton to margin positions in both accounts traded by Welton. All investments, including those offered by Welton, involve the risk of loss.

DIVERSIFIED PORTFOLIO

          The Diversified Portfolio has the goal of achieving attractive rates of return from diversified investments while continually managing risk. This portfolio employs a diverse set of investment styles applied over broad market and instrument sets. The Diversified Portfolio seeks to achieve investment style, timing and market diversification unavailable from traditional managed investments. Market diversification is provided through investments in futures, forward and options contracts in various selected domestic and global interest rate, currency, equity index, precious and base metal, agricultural and petroleum product markets.

ALPHA PORTFOLIO

          The Alpha Portfolio is highly specialized and designed to provide clients with significant diversification of investment returns from both traditional asset classes and, in particular, from other managed futures and alternative investment portfolios. Compared to the other Welton investment products, the Alpha Portfolio utilizes fewer trading styles on a more limited group of highly liquid global futures and options markets. The Alpha Portfolio trading styles are specifically focused on opportunities that have a low dependence on correct directional positioning and the timing of taking those positions. The trading styles that constitute the Alpha Portfolio have been employed continuously within Welton's other portfolios since October 1996 and have been collectively described by Welton as Non/Limited Price Directional.

ADDITIONAL RISKS YOU FACE

LACK OF TRADING HISTORY

          Welton has utilized the Alpha Portfolio for client accounts since April 2000, although the trading styles that constitute the Alpha Portfolio have been employed within Welton's other portfolios since October 1996. However, past performance is not necessarily indicative of future results.

OPTIONS TRADING IS SPECULATIVE AND HIGHLY LEVERAGED

          The Alpha Portfolio is a relative value strategy that utilizes options. An option is a right, purchased for a certain price, to either buy or sell an underlying futures contract during a specified period of time for a fixed price. Trading options is speculative and highly leveraged. Specific market movements of the futures contracts underlying an option cannot accurately be predicted. If the Fund purchases an option, it will be subject to the risk of losing the entire purchase price of the option. On the other hand, if the Fund writes (sells) an option it will be subject to the risk of loss resulting from the difference between the amount the purchaser pays the Fund for the option and the price of the futures contract underlying the option which the Fund must purchase or deliver upon exercise of the option.

GREATER ASSETS COMMITTED TO TRADING INCREASES THE RISK OF SUDDEN, MAJOR LOSSES

          The following updates the information set forth in "The Risks" on the cover page of the Prospectus, "Major Risks of the Fund" on page 6 of the Prospectus, and "The Risks You Face - The Large Size of the Fund's Trading Positions Increases the Risk of Sudden, Major Losses" on page 9 of the
Prospectus:

          By adding Welton's Alpha Portfolio, the Fund anticipates that the face value of its positions will range from 7 to 40 times its aggregate Net Asset Value. Consequently, even small price movements can cause major losses.

                                   EXHIBIT II

BREAKEVEN TABLE

          The following table updates the Breakeven Table set forth on page 7 of the Prospectus. The Breakeven Table has been updated to reflect the changes made to the Trading Advisors' management and incentive fees, which became effective October 1, 2000 and are described in more detail below. Additionally, the Breakeven Table has been updated to reflect the estimated increase in the brokerage commissions that the Fund will pay as a result of using the Alpha Portfolio. Finally, the Breakeven Table has been updated to reflect the increased interest income earned by the Fund on its deposits with the Clearing Broker as a result of the higher interest rates currently available.

                                 BREAKEVEN TABLE


                                                                              TWELVE-MONTH DOLLAR
                                                       TWELVE-MONTH            BREAKEVEN ($1,000
         EXPENSES                                  PERCENTAGE BREAKEVEN       INITIAL INVESTMENT)++
         --------                                  --------------------       -------------------
         Sales Charge*                                     6.00%                     $60.00
         Offering Expense Charge                           3.00%                     $30.00
         Administrative Fee                                1.375%                    $13.75
         Brokerage Fees                                    3.50%                     $35.00
         Advisory Management Fees**                        2.00%                     $20.00
         Advisory Incentive Fees**                         1.25%                     $12.50
         Periodic Operating Expenses                       1.00%                     $10.00
         LESS Interest Income**                           (5.40)%                   ($54.00)
         RETURN ON $1,000 INITIAL INVESTMENT
         REQUIRED FOR "BREAKEVEN" IF UNITS
         HELD AT LEAST TWELVE MONTHS                      12.725%                   $127.25
                                                          ------                    -------

         -------------------------------------
         * Limited Partners who are representatives or employees of American Express Financial Advisors Inc. or certain corporate affiliates will not pay a Sales Charge.

         **Estimated. JWH and Welton each charge the Fund a management fee equal to 2% per annum of the Fund's assets it manages. JWH receives a quarterly incentive fee of 20% of the Trading Profits it generates. Welton receives a quarterly incentive fee of 20% of the Trading Profits it generates from the Diversified Portfolio and 20% of the Trading Profits it generates from the Alpha Portfolio. Because the incentive fee is calculated separately for each trading program the Fund uses, an incentive fee could be due in a breakeven or losing year.

         ++Assumes a constant $1,000 Net Asset Value.

          References in the Prospectus to the expenses of the Fund and/or the breakeven percentage are made on the cover page under the section titled "The Risks" and on page 8 in the section titled "The Risks You Face." In both instances, the information contained in the Breakeven Table above supersedes the information in the Prospectus.

CHARGES

          Effective October 1, 2000, the Fund began paying both Trading Advisors a monthly management fee equal to 1/6 of 1% (a 2% annual rate) and a quarterly incentive equal to 20% of Trading Profits. Prior to October 1, 2000, the Fund paid JWH a monthly management fee equal to 1/3 of 1% (a 4% annual rate) and a quarterly incentive fee equal to 15% of Trading Profits. Welton charged the Fund a monthly management fee equal to 1/4 of 1% (a 3% annual rate) and a quarterly incentive fee equal to 18% of Trading Profits prior to October 1, 2000.

          Beginning January 1, 2001, the Fund began trading an account using Welton's Alpha Portfolio. The Fund will pay Welton a quarterly incentive fee equal to 20% of the Trading Profits generated by this account, which will be in addition to any incentive fee paid to Welton for Trading Profits generated by the Fund's account using the Diversified Portfolio. Welton continues to receive a monthly management fee of 1/6 of 1%, which is calculated on the size of the trading account managed by Welton pursuant to its Diversified Portfolio. No management fee is being charged to the Fund's account using the Alpha Portfolio.

          CIS, the Fund's clearing broker, and American Express Financial Advisors Inc., the Fund's introducing broker, have agreed to charge the Fund's account using Welton's Alpha Portfolio a brokerage commission rate equal to their cost of executing and clearing the trades attributable to Welton's Alpha Portfolio. For the Fund's accounts using the Trading Advisors' other programs, the Fund continues to pay a brokerage commission rate equal to $35 per round turn trade plus NFA, exchange, clearing, give-up, electronic trading and EFP fees, if applicable, and any differentials for non-U.S. exchanges, if applicable.

          References in the Prospectus to the management and incentive fees charged by the Trading Advisors are made in the Breakeven Table on page 7 of the Prospectus (which is updated above) and in the "Charges" section that begins on page 44 of the Prospectus. In all instances, the information above supersedes the information in the Prospectus.

                                   EXHIBIT III

PERFORMANCE OF THE TRADING ADVISORS

          Set forth below is the performance of the Fund from January 1995 through October 31, 2000. This information updates the performance record of the Fund set forth on page 15 of the Prospectus.

          As described in Exhibit I of this Supplement, the General Partners reallocated the Fund's assets equally between JWH and Welton and began using Welton's Alpha Portfolio effective January 1, 2001. From July 1997 through December 2000, the Fund allocated 65% of new subscription proceeds to JWH and the remaining 35% to Welton. As described in Exhibit II of this Supplement, effective October 1, 2000 the Trading Advisors reduced their annual management fees to 2% and increased their incentive fees to 20% of Trading Profits. Prior to October 1, 2000, JWH charged the Fund a 4% annual management fee and 15% of Trading Profits and Welton charged the Fund a 3% annual management fee and 18% of Trading Profits.

          Capsule performance records for JWH's Financial and Metals Portfolio and Welton's Diversified Portfolio, which update the performance record of JWH set forth on page 35 of the Prospectus and the performance record of Welton set forth on page 42 of the Prospectus, are set forth below. Capsule performance information is also provided below for Welton's Alpha Portfolio.

ADVISORY AGREEMENTS

          On page 29 of the Prospectus, it states that the terms of the advisory contract between the Fund and Welton extend to December 31, 2000. The Fund and Welton extended the term of their agreement until December 31, 2001.

                             PERFORMANCE OF THE FUND

                            IDS MANAGED FUTURES, L.P.

                     NAME OF POOL: IDS MANAGED FUTURES, L.P.
                         TYPE OF POOL: PUBLICLY OFFERED
                       INCEPTION OF TRADING: JUNE 16, 1987
                      AGGREGATE SUBSCRIPTIONS: $61,517,196
                NET ASSET VALUE ON NOVEMBER 30, 2000: $31,191,978
                     WORST MONTHLY DECLINE: (7.57)% (10/99)
               WORST PEAK TO VALLEY DECLINE: (33.09)% (7/99-9/00)


---------------------- ---------------- --------------- --------------- --------------- ---------------- ---------------
       MONTHLY
     PERFORMANCE            2000             1999            1998            1997            1996             1995
---------------------- ---------------- --------------- --------------- --------------- ---------------- ---------------
January                    (5.23)%         (4.20)%         (2.88)%          3.68%            4.07%          (3.05)%
---------------------- ---------------- --------------- --------------- --------------- ---------------- ---------------
February                   (3.48)%         (0.65)%         (0.36)%          0.08%           (3.48)%          8.41%
---------------------- ---------------- --------------- --------------- --------------- ---------------- ---------------
March                      (1.00)%         (4.62)%          0.94%          (0.18)%          (0.16)%          7.90%
---------------------- ---------------- --------------- --------------- --------------- ---------------- ---------------
April                      (0.79)%          1.42%          (6.22)%         (2.00)%           3.50%           4.71%
---------------------- ---------------- --------------- --------------- --------------- ---------------- ---------------
May                        (2.81)%          2.57%           2.49%          (5.51)%          (2.44)%          1.86%
---------------------- ---------------- --------------- --------------- --------------- ---------------- ---------------
June                       (6.63)%          5.08%          (3.54)%          2.74%            0.51%          (2.84)%
---------------------- ---------------- --------------- --------------- --------------- ---------------- ---------------
July                       (3.31)%         (2.91)%         (0.97)%         11.05%           (1.09)%          0.27%
---------------------- ---------------- --------------- --------------- --------------- ---------------- ---------------
August                      0.55%          (3.01)%         12.72%          (4.38)%           0.47%          (0.05)%
---------------------- ---------------- --------------- --------------- --------------- ---------------- ---------------
September                  (6.63)%         (5.60)%          9.70%           1.73%            3.34%          (1.14)%
---------------------- ---------------- --------------- --------------- --------------- ---------------- ---------------
October                     6.52%          (7.57)%         (2.96)%         (1.17)%           9.26%          (0.26)%
---------------------- ---------------- --------------- --------------- --------------- ---------------- ---------------
November                    9.04%          (0.39)%         (5.24)%          1.67%            6.71%           2.43%
---------------------- ---------------- --------------- --------------- --------------- ---------------- ---------------
December                                    0.69%           6.46%           1.61%           (1.48)%          3.42%
---------------------- ---------------- --------------- --------------- --------------- ---------------- ---------------
Compound Annual Rate      (14.04)%
of Return                (11 months)      (18.20)%          8.55%           8.68%           20.08%          23.03%
---------------------- ---------------- --------------- --------------- --------------- ---------------- ---------------

          Prior to July 1997, Fund assets were allocated equally between JWH and Sabre Fund Management Limited. In July 1997, the Fund's assets were reallocated 65% to JWH, 30% to Welton and 5% to Sabre. Sabre's advisory contract terminated December 31, 1997 and its allocation of Fund assets was moved to Welton. Effective January 1, 2001, Fund assets were reallocated 50% to JWH and 50% to Welton.

          Monthly rates of return are calculated by dividing net performance for the month by beginning equity.

          Worst peak-to-valley decline means the greatest cumulative percentage decline in month-end net asset value during any period in which the initial month-end net asset value for the period is not equaled or exceeded by a subsequent month-end net asset value. Worst peak-to-valley decline is calculated by comparing the initial month-end net asset value to each subsequent month-end net asset value. A new trading "peak" is established each time the month-end net asset value exceeds all prior month-end net asset values.

          The performance record shown above depicts the CFTC required performance for the past five years and year to date. The performance record of the Fund from inception through December 1994 is set forth on page 1 of Part Two of the Prospectus.

        PAST PERFORMANCE IS NOT NECESSARILY INDICATIVE OF FUTURE RESULTS

              PERFORMANCE OF THE JWH FINANCIAL AND METALS PORTFOLIO

                               PROGRAM COMPOSITION

                 Interest Rates              Currencies
                 Non U.S. Stock Indices      Precious and Base Metals

                INCEPTION OF CLIENT ACCOUNT TRADING: OCTOBER 1982
          INCEPTION OF CLIENT ACCOUNT TRADING IN PROGRAM: OCTOBER 1984
   ASSETS MANAGED (EXCLUDING NOTIONAL FUNDS) ON OCTOBER 31, 2000: $1.0 BILLION
        ASSETS MANAGED PURSUANT TO THE PROGRAM (EXCLUDING NOTIONAL FUNDS)
                       ON OCTOBER 31, 2000: $278 MILLION
                           NUMBER OF OPEN ACCOUNTS: 19
      WORST MONTHLY DECLINE ON AN INDIVIDUAL ACCOUNT BASIS: (10.1)% (2/96)
                  WORST PEAK-TO-VALLEY DECLINE ON AN INDIVIDUAL
                     ACCOUNT BASIS: (47.9)% (10/98 - 10/00)
                AVERAGE COMPOUNDED ANNUALIZED RATE OF RETURN FROM
                    JANUARY 1995 THROUGH OCTOBER 2000: 6.7%
                  AVERAGE COMPOUNDED ANNUALIZED RATE OF RETURN
                   FROM INCEPTION THROUGH OCTOBER 2000: 28.7%


  ----------------------- --------------- ---------------- ---------------- --------------- ---------------- ----------------
         MONTHLY
       PERFORMANCE             2000            1999             1998             1997            1996             1995
  ----------------------- --------------- ---------------- ---------------- --------------- ---------------- ----------------
  January                     (3.6)%          (4.8)%           (3.5)%            4.4%            6.0%             (3.8)%
  ----------------------- --------------- ---------------- ---------------- --------------- ---------------- ----------------
  February                    (6.2)%           0.9%            (4.0)%           (2.2)%          (5.5)%            15.7%
  ----------------------- --------------- ---------------- ---------------- --------------- ---------------- ----------------
  March                       (2.3)%          (2.6)%           (1.6)%           (0.7)%           0.7%             15.3%
  ----------------------- --------------- ---------------- ---------------- --------------- ---------------- ----------------
  April                        2.5%            1.6%            (7.9)%           (2.9)%           2.3%              6.1%
  ----------------------- --------------- ---------------- ---------------- --------------- ---------------- ----------------
  May                         (2.1)%           5.9%             3.2%            (8.3)%          (1.7)%             1.2%
  ----------------------- --------------- ---------------- ---------------- --------------- ---------------- ----------------
  June                        (9.0)%           6.1%            (4.8)%            4.1%            2.2%             (1.7)%
  ----------------------- --------------- ---------------- ---------------- --------------- ---------------- ----------------
  July                        (1.7)%          (2.3)%           (0.9)%           15.8%           (1.1)%            (2.3)%
  ----------------------- --------------- ---------------- ---------------- --------------- ---------------- ----------------
  August                      (0.4)%          (3.1)%           17.5%            (3.7)%          (0.8)%             2.1%
  ----------------------- --------------- ---------------- ---------------- --------------- ---------------- ----------------
  September                   (6.2)%          (7.0)%           15.3%             2.2%            3.2%             (2.1)%
  ----------------------- --------------- ---------------- ---------------- --------------- ---------------- ----------------
  October                      9.3%           (8.1)%           (3.8)%            2.0%           14.3%              0.3%
  ----------------------- --------------- ---------------- ---------------- --------------- ---------------- ----------------
  November                                    (3.2)%           (7.5)%            2.5%           10.9%              2.6%
  ----------------------- --------------- ---------------- ---------------- --------------- ---------------- ----------------
  December                                    (2.8)%            8.9%             2.9%           (2.6)%             1.7%
  ----------------------- --------------- ---------------- ---------------- --------------- ---------------- ----------------
  Compound Annual Rate
  of Return                  (19.0)%         (18.7)%            7.2%            15.2%           29.7%             38.5%
  ----------------------- --------------- ---------------- ---------------- --------------- ---------------- ----------------



        PAST PERFORMANCE IS NOT NECESSARILY INDICATIVE OF FUTURE RESULTS

                 PERFORMANCE OF THE WELTON DIVERSIFIED PORTFOLIO

               INCEPTION OF CLIENT ACCOUNT TRADING: FEBRUARY 1989
           INCEPTION OF CLIENT ACCOUNT TRADING IN PROGRAM: APRIL 1992
  ASSETS MANAGED (EXCLUDING NOTIONAL FUNDS) ON NOVEMBER 30, 2000: $68,000,000*
        ASSETS MANAGED PURSUANT TO THE PROGRAM (EXCLUDING NOTIONAL FUNDS)
                       ON NOVEMBER 30, 2000: $61,000,000*
                           NUMBER OF OPEN ACCOUNTS: 17
                     WORST MONTHLY DECLINE: (15.94)% (2/96)
              WORST PEAK-TO-VALLEY DECLINE: (28.82)% (10/98 - 9/00)
         AVERAGE COMPOUNDED ANNUALIZED RATE OF RETURN FROM JANUARY 1995
                       THROUGH NOVEMBER 30, 2000: 10.08%*
           AVERAGE COMPOUNDED ANNUALIZED RATE OF RETURN FROM INCEPTION
                       THROUGH NOVEMBER 30, 2000: 12.33%*


---------------------------- -------------- --------------- --------------- ------------- ------------ --------------
          MONTHLY
        PERFORMANCE              2000            1999            1998           1997         1996          1995
---------------------------- -------------- --------------- --------------- ------------- ------------ --------------
January                         (5.97)%        (2.26)%         (1.71)%         2.42%         5.94%        (3.94)%
---------------------------- -------------- --------------- --------------- ------------- ------------ --------------
February                         2.33%         (2.54)%          6.81%          6.21%       (15.94)%        8.90%
---------------------------- -------------- --------------- --------------- ------------- ------------ --------------
March                            4.35%         (7.90)%          6.18%         (1.57)%       (1.86)%       10.11%
---------------------------- -------------- --------------- --------------- ------------- ------------ --------------
April                           (6.62)%         1.12%          (3.50)%         0.28%         4.66%         3.57%
---------------------------- -------------- --------------- --------------- ------------- ------------ --------------
May                             (2.81)%        (3.34)%          2.30%          3.78%        (7.71)%       11.71%
---------------------------- -------------- --------------- --------------- ------------- ------------ --------------
June                            (2.14)%         3.43%          (0.84)%         5.96%        (1.72)%       (1.38)%
---------------------------- -------------- --------------- --------------- ------------- ------------ --------------
July                            (4.78)%        (3.82)%         (0.25)%        12.83%        (2.83)%       (2.57)%
---------------------------- -------------- --------------- --------------- ------------- ------------ --------------
August                           3.09%         (2.33)%          5.63%         (6.16)%       (2.70)%       (1.25)%
---------------------------- -------------- --------------- --------------- ------------- ------------ --------------
September                       (7.13)%        (1.61)%          2.35%          1.25%         7.48%         1.55%
---------------------------- -------------- --------------- --------------- ------------- ------------ --------------
October                          2.60%         (7.10)%         (4.66)%        (6.14)%       13.16%        (7.39)%
---------------------------- -------------- --------------- --------------- ------------- ------------ --------------
November                         1.90%*         6.79%           2.65%          2.79%         9.97%         4.77%
---------------------------- -------------- --------------- --------------- ------------- ------------ --------------
December                                        8.05%           2.04%          1.23%         2.15%         9.44%
---------------------------- -------------- --------------- --------------- ------------- ------------ --------------
Compound Annual
Rate of Return                 (15.01)%*      (12.13)%         17.52%         23.62%         7.17%        36.35%
---------------------------- -------------- --------------- --------------- ------------- ------------ --------------

See "Notes to Performance of Welton's Portfolios" on Page 12 of this Supplement.

* Estimated.







        PAST PERFORMANCE IS NOT NECESSARILY INDICATIVE OF FUTURE RESULTS

                    PERFORMANCE OF THE WELTON ALPHA PORTFOLIO

               INCEPTION OF CLIENT ACCOUNT TRADING: FEBRUARY 1989
           INCEPTION OF CLIENT ACCOUNT TRADING IN PROGRAM: APRIL 2000
  ASSETS MANAGED (EXCLUDING NOTIONAL FUNDS) ON NOVEMBER 30, 2000: $68,000,000*
        ASSETS MANAGED PURSUANT TO THE PROGRAM (EXCLUDING NOTIONAL FUNDS)
                       ON NOVEMBER 30, 2000: $7,000,000*
                           NUMBER OF OPEN ACCOUNTS: 10
                      WORST MONTHLY DECLINE: (2.79)% (4/00)
                  WORST PEAK-TO-VALLEY DECLINE: (2.79)% (4/00)
  AVERAGE COMPOUNDED ANNUALIZED RATE OF RETURN FROM INCEPTION OF CLIENT TRADING
                         THROUGH NOVEMBER 30, 2000: N/A


        ---------------------------- --------------
                  MONTHLY
                PERFORMANCE              2000
        ---------------------------- --------------
        January
        ---------------------------- --------------
        February
        ---------------------------- --------------
        March
        ---------------------------- --------------
        April                           (2.79)%
        ---------------------------- --------------
        May                              0.51%
        ---------------------------- --------------
        June                             1.23%
        ---------------------------- --------------
        July                             1.64%
        ---------------------------- --------------
        August                           2.58%
        ---------------------------- --------------
        September                        0.16%
        ---------------------------- --------------
        October                         (0.67)%
        ---------------------------- --------------
        November                         0.91%*
        ---------------------------- --------------
        December
        ---------------------------- --------------
        Compound Annual
        Rate of Return                   3.53%*
        ---------------------------- --------------

See "Notes to Performance of Welton's Portfolios" on Page 12 of this Supplement.


* Estimated.





        PAST PERFORMANCE IS NOT NECESSARILY INDICATIVE OF FUTURE RESULTS

NOTES TO PERFORMANCE OF WELTON'S PORTFOLIOS

          The monthly rates of return presented in the composite performance capsule above are calculated based on the "Fully-Funded Subset" method as prescribed by the CFTC. These rates of return are calculated by dividing the sum of the monthly net performance (I.E. the aggregate of net performance for each of the accounts qualifying for inclusion in the Fully-Funded Subset) by the sum of the actual monthly beginning net asset values for each account included in the Fully-Funded Subset. Monthly rates of return are then compounded to arrive at the compounded annual rate of return.

          The Fund's accounts traded by Welton will not be fully-funded accounts. The Fund allocated 50% of its Net Assets to Welton on January 1, 2001, but instructed Welton to trade the Fund's Diversified Portfolio account as if it were one-half the Fund's Net Asset Value on such date and the Fund's Alpha Portfolio account as if it were twice the Fund's Net Asset Value on such date. By treating the accounts as if they are greater in size than the amount of actual funds deposited in the accounts, the Fund is "leveraging" its investment. Increasing the leverage increases the potential for trading gains and the risk of trading losses as well as the expected volatility of returns in the account. Generally, the rates of return of a leveraged account vary from the rates of return of an unleveraged account approximately in accordance with the amount of leverage used. For example, if the Fund deposited $1 million of actual funds in the Alpha Portfolio account and Welton traded that account as if it were a $2 million account (I.E., two times leverage), the rates of return of the Fund's account, when calculated on the basis of the $1 million of actual funds, should be approximately two times the rates of return, positive or negative, of a fully-funded account.

                                   EXHIBIT IV

          Set forth below is updated information regarding the principals of IDS Futures and JWH. This information updates the sections titled "The General Partners" set forth on pages 24 through 27 of the Prospectus and "JWH Principals" set forth on pages 31 through 34 of the Prospectus. There have been no changes to the background information of the principals of CISI or Welton since the date of the Prospectus.

GENERAL PARTNERS

IDS FUTURES

          JOHN BOEDER resigned as President and director in October 2000.

          KRISTI L. PETERSEN (born March 1965) is President of IDS Futures Corporation. Ms. Petersen was elected President of IDS Futures in October 2000. Ms. Petersen has been employed by American Express Financial Corporation since August 1997. Since July 2000, she has held the title Vice President of the Non-Proprietary Products Group for American Express Financial Corporation. She has overall responsibility for the non-proprietary products offered through American Express Financial Advisors' distribution channels. In addition, she oversees American Express Financial Advisors' direct investment and limited partnership business. From 1997 to 2000, Ms. Petersen was director of Product Strategy and Development for retirement and wrap products. From 1987 to 1997, she has held numerous product management, strategic planning and financial audit positions within the financial services industry. From June 1995 to July 1997, she was Senior Product Manager of the Investment Products and Business Retirement Plans for U.S. Bank responsible for the overall management and profitability of investment products and business retirement plans distributed through U.S. Bancorp Investments. From August 1994 to September 1995, Ms. Petersen was a Strategic Planning Analyst for U.S. Bank which developed "Bank 2000," the strategic plan for the retail bank through the year 2000. She graduated from St. Cloud State University with a B.S. degree in Finance in 1987 and the University of St. Thomas in 1994 with a M.B.A. in Marketing.

TRADING ADVISORS

JWH

          JOHN W. HENRY is also a principal of JWH Investment Management, Inc.

          MR. VERNE O. SEDLACEK is also a principal of JWH Investment Management, Inc. and he currently serves on the Board of Directors of Commonfund Capital, Inc.

          MS. ELIZABETH A.M. KENTON is no longer a principal of JWH.

          MR. DAVID M. KOZAK is also a principal of JWH Investment Management, Inc. Mr. Kozak is no longer the chairman of the subcommittee on CTA and CPO issues of the Futures Regulation Committee of the Association of the Bar of the City of New York.

          MR. DAVID I. GINSBERG is also principal of JWH Investment Management, Inc.

          MR. JOHN A. WING is the chief executive officer of Market Liquidity Network, LLC. He joined Market Liquidity Network, LLC in January 2000.

          MR. EDWIN B. TWIST is also a principal of JWH Investment Management, Inc.

          MR. JULIUS A. STANIEWICZ is no longer a vice president of Westport Capital Management Corporation.

          MS. NANCY D. FOX, CPA, is no longer a principal of JWH.

          In addition to the changes in the background information of the JWH principals, JWH has announced that it will close its office in Westport, Connecticut at the end of December 2000. Thereafter, JWH will conduct business only from its office in Boca Raton, Florida. This updates the section titled "John W. Henry & Company, Inc. -- Background" on page 28 of the Prospectus.

                                    EXHIBIT V

                              CIS INVESTMENTS, INC.
                   Unaudited Statement of Financial Condition
                                October 31, 2000


                                     ASSETS
                                                                            2000
                                                                        ------------
Assets:
  Intercompany Receivable                                               $  1,802,491
  Investments in registered commodity pools                                1,280,404
                                                                        ------------

         Total Assets                                                   $  3,082,895
                                                                        ============

                      LIABILITIES AND STOCKHOLDER'S EQUITY

Liabilities:
  Deferred Offering Costs                                               $     56,791
  Income Taxes Payable                                                       107,294
                                                                        ------------

         Total liabilities                                                   164,085
                                                                        ------------

Stockholder's equity:
  Common stock, $100 par value.  Authorized
    30,000 shares; issued 10 shares                                            1,000
  Common stock subscribed, 29,990 shares
    at the years ended 1999 and October 2000, respectively                 2,999,000
  Less subscriptions receivable                                           (2,999,000)
  Paid-in capital                                                         18,250,000
  Less demand note receivable                                            (18,000,000)
  Retained earnings                                                        2,667,810
                                                                        ------------

         Total stockholder's equity                                        2,918,810
                                                                        ------------

                                                                        $  3,082,895
                                                                        ============

          This unaudited statement of financial condition, in the opinion of management, reflects all adjustments necessary to fairly state the financial condition of CIS Investments, Inc. at October 31, 2000. All adjustments were of a normal and recurring nature.

        PURCHASERS OF UNITS WILL NOT RECEIVE AN INTEREST IN THIS ENTITY.

                            ACKNOWLEDGMENT OF RECEIPT


The undersigned hereby acknowledges that the undersigned has received a copy of the Supplement dated January 1, 2001 to the IDS Managed Futures, L.P. Prospectus dated April 11, 2000.


INDIVIDUAL SUBSCRIBERS:                      ENTITY SUBSCRIBERS:


-------------------------------              -----------------------------------
                                             (Name of Entity)

                                             By:
-------------------------------                  -------------------------------
Signature of Subscriber(s)                       Title:
                                                        ------------------------
                                                        (Trustee, partner or
                                                         authorized officer)


Dated:  ___________, 2001                    Dated:  ____________, 2001
